CUSIP No. 433539103

Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees to the joint filing on behalf of each of them of a Statement on Schedule 13D with respect to common stock, par value $0.0001 per share, of Hippo Holdings Inc., and any amendments to that Statement, and acknowledges that it is aware that this Joint Filing Agreement will be filed as an Exhibit to the Schedule 13D. Each of the undersigned agrees that it is responsible for the timely filing of the Schedule 13D and any amendments and for the completeness and accuracy about it (but not about any other person).

Dated: August 19, 2022

LENNAR CORPORATION

By:	/s/ Mark Sustana
Name:	Mark Sustana
Title:	Vice President, General Counsel and Secretary

LEN X, LLC

By:	/s/ Mark Sustana
Name:	Mark Sustana
Title:	Vice President

LEN FW INVESTOR, LLC

By:	/s/ Mark Sustana
Name: Title:	Mark Sustana Vice President